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                                                                  EXHIBIT 23.1



                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Profit Recovery Group International, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-30885 and 333-08707) on Form S-8 of The Profit Recovery Group International, Inc. of our report dated January 31, 1998, relating to the consolidated balance sheets of The Profit Recovery Group International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of The Profit Recovery Group International, Inc.



                                             KPMG Peat Marwick LLP


Atlanta, Georgia
February 12, 1998